EXHIBIT 99.1

PERRIGO ANNOUNCES PRELIMINARY UNAUDITED FIRST QUARTER 2020 NET SALES AND PROVIDES FIRST QUARTER OPERATING INCOME RANGE

Q1 2020 net sales growth of 14% versus prior year quarter

Estimated Q1 GAAP operating income of $140 million to $145 million and non-GAAP (“adjusted”) operating income of $220 million to $225 million

Fiscal Year 2020 guidance remains unchanged given uncertainty in the current operating environment related to COVID-19

Dublin, Ireland - April 7, 2020 - Perrigo Company plc (NYSE; TASE: PRGO) announced today preliminary unaudited first quarter 2020 net sales and provided GAAP and non-GAAP operating income for the first quarter.

Perrigo CEO and President, Murray S. Kessler commented, “While our first priority is the health and wellbeing of our employees and their families, all of us at Perrigo recognize the importance of access to our self-care and health-care products during this global health crisis. For perspective, Perrigo’s Consumer Self-Care Americas business supplies more than half of the acetaminophen (Tylenol® equivalent) volume in the United States in addition to many other essential products. During the first quarter, Perrigo continued to experience strong growth across all business segments, while also benefiting from a dramatic surge in demand in March related to the COVID-19 pandemic. Through a herculean effort by our employees, especially our production employees around the world, we were able to supply most of the demand. As a result of these efforts and other factors, Perrigo first quarter net sales increased 14% versus prior year, with organic net sales(1)(2) higher by 11%. First quarter non-GAAP operating income is estimated to be $220 million to $225 million versus $203 million in the prior year quarter. This includes new supplemental bonuses to demonstrate our appreciation to front-line production employees for their dedication and hard work in delivering our essential products to consumers and patients during these unprecedented times.”

Preliminary Unaudited First Quarter 2020 Net Sales & Operating Income Range
Consolidated first quarter net sales were approximately $1.3 billion, an increase of 14% compared to the prior year quarter. Excluding exited businesses(2) and the impact of currency, net sales increased 18%. Organic net sales were up 11%.

Worldwide Consumer first quarter net sales were approximately $1.1 billion, an increase of 16% compared to the prior year quarter. Excluding exited businesses and the impact of currency, net sales increased 21%. Organic net sales were up 12%. As a reminder, Worldwide Consumer is comprised of the Consumer Self-Care Americas segment, Consumer Self-Care International segment and corporate.

Consumer Self-Care Americas segment first quarter net sales were approximately $700 million, an increase of 20% compared to the prior year quarter. Excluding exited businesses and the impact of currency, net sales increased 25%. Organic net sales were up 15%.

Consumer Self-Care International segment first quarter net sales were approximately $380 million, an increase of 9% compared to the prior year quarter. Excluding exited businesses and the impact of currency, net sales increased 14%. Organic net sales were up 8%.

Rx segment first quarter net sales were approximately $260 million, an increase of 6% compared to the prior year quarter, which benefitted from the U.S. Food and Drug Administration approval and launch of generic albuterol sulfate inhalation aerosol. This more than offset the negative net sales impact of price erosion on testosterone gel 1.62%, which launched in the prior year with 180-day market exclusivity.

The Company estimates first quarter GAAP operating income of $140 million to $145 million, versus $102 million in the prior year quarter. The Company estimates non-GAAP operating income for the quarter of $220 million to $225 million versus $203 million in the prior year quarter. Both the reported and non-GAAP estimates include $4 million in supplemental production employee bonuses.

The Company currently intends to release complete first quarter 2020 financial results during the last week of April 2020. Given the volatility and uncertainty of the current operating environment, the Company does not expect to modify full-year guidance at that time.

See attached Appendix for reconciliation of adjusted (non-GAAP) to reported (GAAP) financial measures.

(1) Organic net sales growth excludes the 2019 acquisition of Ranir, exited businesses and the impact of currency.

(2) Exited businesses refers to the divested animal health business in the prior year period, which was previously included in the Consumer Self-Care Americas segment, and the divested Canoderm prescription product in the Nordic region in the prior year period, which was previously included in the Consumer Self-Care International business. In 2019, net sales of Canoderm were $13 million with adjusted operating income of $8 million.

About Perrigo Company plc
Perrigo Company plc (NYSE; TASE: PRGO) is dedicated to making lives better by bringing "Quality, Affordable Self-care Products™" that consumers trust everywhere they are sold. The Company is a leading provider of over-the-counter health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at http://www.perrigo.com.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: the effect of the novel coronavirus (COVID-19) pandemic and the associated economic downturn and supply chain impacts on the Company’s business; general economic, credit, and market conditions; future impairment charges; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions, including the Company’s appeal of the Notice of Assessment (the “NoA”) issued by the Irish tax authority and the draft and final Notices of Proposed Assessment (“NOPAs”) issued by the U.S. Internal Revenue Service and the impact that an adverse result in any such proceedings would have on operating results, cash flows, and liquidity; pending and potential third-party claims and litigation, including litigation relating to the Company’s restatement of previously-filed financial information and litigation relating to uncertain tax positions, including the NoA and the NOPAs; potential impacts of ongoing or future government investigations and regulatory initiatives; potential costs and reputational impact of product recalls or sales halts; the impact of tax reform legislation and healthcare policy; the timing, amount and cost of any share repurchases; fluctuations in currency exchange rates and interest rates; the consummation of announced acquisitions or dispositions and the success of such transactions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and strategic and other initiatives. An adverse result with respect to our appeal of any material outstanding tax assessments or pending litigation, including securities or drug pricing matters, could ultimately require the use of corporate assets to pay such assessments, damages from third-party claims, and related interest and/or penalties, and any such use of corporate assets would limit the assets available for other corporate purposes. Statements regarding the separation of the Rx business, including the expected benefits, anticipated timing, form of any such separation and whether the separation ultimately occurs, are all subject to various risks and uncertainties, including future financial and operating results, our ability to separate the business, the effect of existing interdependencies with our manufacturing and shared service operations, and the tax consequences of the planned separation to the Company or its shareholders. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2019, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures
This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations for guidance for adjusted diluted earnings per share to the most directly comparable U.S. GAAP measures for these non-GAAP measures. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

Perrigo Contact
Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications, (269) 686-3373, E-mail: bradley.joseph@perrigo.com

Lyndsey Chmiel, Senior Manager, Global Investor Relations & Corporate Communications, (269) 673-9324, E-mail: lyndsey.chmiel@perrigo.com

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(unaudited)

(in millions)	Three Months Ended March 28, 2020
Consolidated	Operating Income
Reported Range	$140.0 - $145.0
Estimated Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$71.0
Acquisition and integration-related charges and contingent consideration adjustments	3.0
Unusual litigation	5.0
Separation and reorganization expense	1.0
Adjusted Range	$220.0 - $225.0

(in millions)	Three Months Ended March 30, 2019
Consolidated	Operating Income
Reported	$102.3
Adjustments:
Amortization expense related primarily to acquired intangible assets	$76.5
Acquisition and integration-related charges and contingent consideration adjustments	(2.8)
Impairment charges	4.1
Gain/loss on divestitures	(1.3)
Unusual litigation	9.1
Restructuring charges and other termination benefits	9.3
Separation and reorganization expense	5.8
Adjusted	$203.0

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
PRELIMINARY UNAUDITED ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(unaudited)
	Three Months Ended
(in millions)	March 28, 2020	March 30, 2019	Total Change*	FX Change*	Constant Currency Change*
Net sales
Consolidated	$1,341.0	$1,174.5	14%	1%	15%
CSCA	$700.6	$581.8	20%	—%	21%
CSCI	$382.7	$350.8	9%	4%	13%
RX	$257.7	$241.9	6%	—%	6%

Consolidated	$1,341.0	$1,174.5
Less: animal health	—	(19.6)
Less: Canoderm prescription product	—	(3.7)
Consolidated net sales as so adjusted	$1,341.0	$1,151.2	16%	1%	18%
Less: Ranir	(76.3)	—
Organic Consolidated net sales as so adjusted	$1,264.7	$1,151.2	10%	1%	11%

Worldwide Consumer
CSCA	$700.6	$581.8
CSCI	382.7	350.8
Total Worldwide Consumer	$1,083.3	$932.6	16%	2%	18%
Less: animal health	—	(19.6)
Less: Canoderm prescription product	—	(3.7)
Worldwide Consumer net sales as so adjusted	$1,083.3	$909.3	19%	2%	21%
Less: Ranir	(76.3)	—
Organic Worldwide Consumer net sales as so adjusted	$1,007.0	$909.3	11%	2%	12%

CSCA	$700.6	$581.8
Less: animal health	—	(19.6)
CSCA net sales as so adjusted	$700.6	$562.2	25%	—%	25%
Less: Ranir	(55.3)	—
Organic CSCA net sales as so adjusted	$645.3	$562.2	15%	—%	15%

CSCI	$382.7	$350.8	9%	4%	13%
Less: Canoderm prescription product	—	(3.7)
CSCI net sales as so adjusted	382.7	347.1	10%	4%	14%
Less: Ranir	(21.0)	—
Organic CSCI net sales as so adjusted	$361.7	$347.1	4%	4%	8%

*May not foot due to rounding.